Free Writing Prospectus pursuant to Rule 433 dated September 6, 2024

Registration Statement No. 333-269296

Market Linked Securities — Autocallable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due September 18, 2028

Summary of Terms			Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Market measure:

An unequally weighted basket (the “basket”) comprised of the following basket components (each referred to as a “basket component,” and collectively as the “basket components”). For each basket component, its weighting percentage also is set forth below:

	Basket Component	Weighting Percentage
	EURO STOXX 50® Index	45.00%
	Nikkei 225	20.00%
	FTSE® 100 Index	20.00%
	Swiss Market Index	7.50%

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.40% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile*

40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return
4th Call Date (Call Premium: 32.40%)
3rd Call Date (Call Premium: 24.30%)
2nd Call Date (Call Premium: 16.20%)
1st Call Date (Call Premium: 8.10%)
10% Buffer
Hypothetical Maturity Payment Amount
Basket
1st Call Date
2nd Call Date
3rd Call Date
4th call date
-100%
-75%
-50%
-25%
-10%
0%
25%
50%
75%
100%
Hypothetical Percentage Change in the Ending Level of the basket from Pricing Date to Applicable Call Date

* assumes a call premium for such call settlement date equal to the lowest possible call premium that may be determined on the pricing date

Any positive return on the securities will be limited to the applicable call premium, even if the basket closing level on the applicable call date significantly exceeds the starting level. You will not participate in any appreciation of the basket beyond the applicable call premium.

If the securities are not automatically called and the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the basket in excess of the buffer amount and will lose some, and possibly up to 90.00%, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated September 6, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated September 6, 2024
●
WFS product supplement no. 3 dated February 24, 2023
●
Underlier supplement no. 40 dated June 24, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

	S&P/ASX 200 Index	7.50%
Pricing date:	expected to be September 12, 2024
Issue date:	expected to be September 17, 2024
Final calculation day:	expected to be September 13, 2028
Stated maturity date:	expected to be September 18, 2028
Starting level:	100
Basket closing level:

On any call date, the product of (i) 100 times (ii) the sum of (a) 1 plus (b) the sum of the products, as calculated for each basket component, of: (1) its basket component return on such day multiplied by (2) its weighting percentage

Ending level:	the basket closing level on the final calculation day
Initial basket component level:	with respect to a basket component, the closing level of such basket component on the pricing date
Basket component return:

for any call date, the “basket component return” with respect to a basket component is the percentage change from its initial basket component price to its stock closing price on that day, measured as follows:

(stock closing price on such day – initial basket component price) / initial basket component price

Automatic call:

if the basket closing level on any call date is greater than or equal to the starting level, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium applicable to the relevant call date. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date

Threshold level:	90.00% of the starting level
Buffer amount:	10.00%
Call dates and call premiums:

the actual call premium and payment per security upon an automatic call that is applicable to each call date will be determined on the pricing date and will be at least the values specified in the table below

Call Date	Call Premium	Payment per Security upon an Automatic Call
September 17, 2025	at least 8.10% of the face amount	at least $1,081.00
September 17, 2026	at least 16.20% of the face amount	at least $1,162.00
September 17, 2027	at least 24.30% of the face amount	at least $1,243.00
September 13, 2028	at least 32.40% of the face amount	at least $1,324.00
Call settlement date:	five business days after the applicable call date; provided that the call settlement date for the last call date is the stated maturity date
Payment amount at maturity (for each $1,000 face amount of your securities):	• if the ending level is less than the starting level but greater than or equal to the threshold level: $1,000; or • if the ending level is less than the threshold level: $1,000 minus:
CUSIP:	40058F3Z4
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 40, WFS product supplement no. 3 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 40, WFS product supplement no. 3 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 40, WFS product supplement no. 3 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 3, accompanying underlier supplement no. 40, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 3, accompanying underlier supplement no. 40, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 3, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 40, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium Amount You Will Receive on a Call Settlement Date (Including the Stated Maturity Date) If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Basket Closing Level at Any Time Other Than on the Applicable Call Date or the Final Calculation Day, as the Case May Be
▪
You May Lose a Substantial Portion of Your Investment in the Securities
▪
The Amount You Will Receive on a Call Settlement Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped Due to the Applicable Call Premium
▪
Your Securities Are Subject to Automatic Redemption
▪
Your Securities Do Not Bear Interest
▪
The Lower Performance of One Basket Component May Offset an Increase in the Other Basket Components

▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
You Have No Shareholder Rights or Rights to Receive Any Basket Component Stock

Additional Risks Related to the Basket Components

▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Component with Basket Component Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities.

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

For details about the license agreement between each basket component sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index”, “The Underliers — Nikkei 225”, “The Underliers — FTSE® 100 Index”, “The Underliers — Swiss Market Index” and “The Underliers - S&P/ASX 200 Index” on pages S-36, S-73 S-42, S-140 and S-97 of the accompanying underlier supplement no. 40, respectively.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the securities and certain risks.